Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Patricia Hogan
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9393
kpatterson@websense.com	phogan@websense.com

N E W S R E L E A S E

Websense Reports Record Second Quarter Revenues and Confirms Guidance for Billings, Revenues, Non-GAAP Earnings per Share and Cash Flow from Operations

•	GAAP revenues of $90.7 million, up 11 percent year-over-year

•	TRITON solution billings of $44.4 million, up 47 percent year-over-year

•	Incremental billings of $25.3 million, up 12 percent year-over-year

•	GAAP earnings per diluted share of 11 cents; non-GAAP earnings per diluted share of 35 cents

SAN DIEGO, July 26, 2011 — Websense, Inc. (NASDAQ: WBSN) today announced financial results for the second quarter of 2011. Commenting on the company’s performance and outlook for the remainder of 2011, Websense CEO Gene Hodges said,

“We delivered solid second quarter results, with incremental billings up 12 percent and renewal billings up one percent from a year ago. Overall retention improved from last year and demand for our TRITON™ web, email and data security solutions increased in the wake of multiple high-profile data-stealing attacks. As a result, sales of TRITON solutions continued to accelerate compared with prior quarters and the average annual contract value increased nearly 20 percent from a year ago.

Billings for solutions which included data security increased nearly 200 percent as a record number of customers purchased data loss prevention-enabled versions of our TRITON-based gateways. These positive trends support our assessment that our product strategy is aligned to market requirements, our competitive position is strong, and we are well positioned to meet our objectives for the second half of 2011,” added Hodges.

Referencing the company’s revised guidance for end-user billings, Hodges acknowledged the impact of macro-economic factors in Europe and progress in the company’s sales transformation process, “While most of our sales territories posted strong incremental billings growth in the second quarter, we continued to experience softness in a few regions around the world. This was most pronounced in continental Europe, which we attributed to our own execution and economic disruption. At the same time, there were multiple signs that sales productivity across the organization continued to improve. Looking ahead, we remain positive in our ability to leverage our technology leadership to generate increased end-user billings growth in the second half of the year and double-digit growth in 2012.”

Second Quarter 2011 GAAP Financial Highlights

•	Total revenues of $90.7 million, up 10.8 percent from the second quarter of 2010.

•	Revenues from software and services of $81.0 million compared with $79.3 in the second quarter of 2010.

•

Appliance revenues of $9.8 million, compared with $2.6 million in the second quarter of 2010. Appliance revenues recognized from deferred revenue were $3.2 million, compared with $2.6 million in the second quarter of 2010.

•	Operating income of $9.5 million, compared with $7.1 million, in the second quarter of 2010.

•	The effective tax rate was 51.5%, compared with 48.2% in the second quarter of 2010.

•	Net income of $4.4 million, or 11 cents per diluted share, compared with $3.1 million, or seven cents per diluted share, in the second quarter of 2010.

•	Weighted average diluted shares outstanding of 41.5 million, compared with 43.9 million in the second quarter of 2010.

•	Share repurchases of approximately 1.0 million shares of common stock for approximately $25 million.

•	Cash flow from operations of $9.2 million, compared with $14.4 million in the second quarter of 2010.

•	Quarter-end accounts receivable of $61.1 million, compared with $55.4 million at the end of the first quarter of 2011 and $61.5 million at the end of the second quarter of 2010.

•	Days billings outstanding of 64 days, a decrease of 1 day from the end of the first quarter of 2011 and 2 days from the second quarter of 2010.

•

Deferred revenue of $377.5 million, up 0.2 percent compared with the year ago period. Deferred subscription software and service revenue was $363.7 million, an increase of $2.5 million from the year ago period.

On January 1, 2011, Websense was required to adopt ASU 2009-13 and ASU 2009-14, resulting in the immediate recognition of appliance revenues upon sale. Consequently, second quarter 2011 revenues include total appliance revenues of $9.8 million, consisting of $6.6 million of revenue recognized from second quarter 2011 appliance sales and $3.2 million deferred appliance revenues from pre-2011 appliance billings. As discussed further below, the company will continue to recognize deferred revenue from pre-2011 appliance sales ratably during the original subscription terms. Second quarter pre-tax income was correspondingly impacted, and compared with the second quarter of 2010, approximately $2.9 million of our increase in pre-tax income was attributable to the change in appliance revenue recognition. The impact of accounting and policy changes on our 2011 results is described more fully in the “2011 Policy Changes” section of this release.

Second Quarter 2011 Non-GAAP(1) Financial Highlights

•

Net billings of $85.9 million, up 2.6 percent compared with the second quarter of 2010. Changes in currency exchange rates, compared with exchange rates prevailing in the second quarter of 2010, benefitted net billings in the quarter by approximately $3.4 million. Billings to original equipment manufacturers (OEMs) were $0.8 million compared with $1.7 million in the second quarter of 2010.

•	GAAP revenues of $90.7 million, an increase of 9.0% compared with non-GAAP revenues of $83.2 million in the second quarter of 2010. [2]

•	Non-GAAP operating income of $18.0 million, compared with non-GAAP operating income of $21.1 million the second quarter of 2010.

•

The estimated non-GAAP effective tax rate was 18.0%, compared with 32.2% in the year ago period. The decline primarily results from the estimated effects of the company’s January 2011 international distribution restructuring on the long-term effective tax rate and the estimated tax benefits in 2011 associated with the company’s equity compensation programs.

•	Non-GAAP net income of $14.4 million, or 35 cents per diluted share, compared with $13.7 million, or 31 cents per diluted share, in second quarter of 2010.

Millions, except percentages, exchange rates, contract values, duration and DSOs	Q2’11	Q2’10	Y/Y Change
Total net billings:	$85.9	$83.7	2.6%
Net billings to end-user customers	$85.1	$82.0	3.8%
Incremental net end-user billings[3]	$25.3	$22.5	12.5%
Net end-user billings from renewals	$59.9	$59.5	0.6%
OEM billings	$0.8	$1.7	-53.9%
International net billings to end-user customers	$45.6	$42.0	8.6%
As a percentage of total net billings:
Net billings to end-user customers	99.1%	98.0%	+1.1	pts
Incremental net end-user billings[3]	29.4%	26.8%	+2.6	pts
Net end-user billings from renewals	69.7%	71.1%	-1.4	pts
OEM billings	0.9%	2.0%	-1.1	pts
International net billings to end-user customers	53.6%	51.2%	+2.4	pts
Net-end user billings by product group:
TRITON solution billings[4]	$44.4	$30.3	46.6%
Non-TRITON solution billings[4]	$40.7	$51.7	-21.3%
As a percentage of net end-user billings:
TRITON solution billings[4]	52.2%	37.0%	+15.2	pts
Non-TRITON solution billings[4]	47.8%	63.0%	-15.2	pts
Appliance billings	$6.9	$4.5	53.0%
Appliance billings (as a percentage of total billings)	7.9%	5.4%	+2.5	pts
Exchange rates used in FX-neutral calculations
Euro	$1.44	$1.27	+13.4%
Pound Sterling	$1.65	$1.48	+11.5%
Average annualized contract value	$10,100	$8,400	+20.2%
Average contract duration (months)	23.7	24.0	-1.3%
Cash and cash equivalents (excluding restricted)	$76.2	$82.2	-7.3%
Secured loan outstanding	$63.0	$70.0	-10.0%
Days billings outstanding (DSOs)	64	66	-2 days
Share repurchases ($)	$25.0	$20.0	25.0%
Share repurchases (shares)	1.0	0.9	0.1

1.	A detailed description of the company’s non-GAAP financial measures appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the tables “Reconciliation of GAAP to Non-GAAP Financial Measures.”
2.	The company is reporting GAAP revenues for 2011 because the difference in GAAP and non-GAAP revenues is no longer significant. Non-GAAP revenues are provided for 2010 for purposes of historical comparison. Non-GAAP revenues of $83.2 million in the second quarter of 2010 included approximately $1.4 million of revenue from SurfControl that would have been recognized during the second quarter of 2010 had SurfControl remained an independent operating company reporting under GAAP. This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.
3.	Incremental billings include upgrades to new products purchased by existing/renewing customers (i.e., data security, cloud-based security, and the incremental portion of Web security gateway family migrations) and new customer billings, regardless of product.
4.	TRITON solutions include the Web security gateway family of products (including WSG appliances), data security, and cloud-based security solutions. Non-TRITON solutions include Web filtering products, including Web Security Suite (WSS) and WSS appliances, and on-premise email security.

As described above, on January 1, 2011, Websense was required to adopt ASU 2009-13 and ASU 2009-14, resulting in the immediate recognition of hardware revenues upon sale. Also effective January 1, 2011, the company restructured its international distribution operations, which is expected to reduce the complexity and compliance risks associated with the company’s global distribution activities, and the company changed its policy used in determining its estimated non-GAAP effective tax rate. The combination of the estimated tax impact associated with the international distribution restructuring and the change in policy used to determine the estimated non-GAAP effective tax rate reduced the company’s estimated annual non-GAAP effective tax rate to 19 percent. Second quarter non-GAAP net income was correspondingly impacted by the required changes in revenue recognition policy and the company’s new estimated non-GAAP effective tax rate. Compared with the second quarter of 2010, the policy change in appliance revenue recognition and the decrease in the estimated non-GAAP effective tax rate increased non-GAAP earnings per diluted share by approximately $0.11. The impact of accounting and policy changes on our 2011 results is described more fully in the “2011 Policy Changes” section of this release.

Quarterly Business Highlights

Recent business highlights include several significant milestones. Since the beginning of the quarter, Websense:

•	Earned perfect product review scores for Websense TRITON Security Gateway in SC Magazine UK and IT Pro.

•	Received additional industry and technology recognition:

•	A Leader in the 2011 “Magic Quadrant for Secure Web Gateway” from Gartner, Inc[1].

•	Value Leader and Best Hybrid Strategy from Enterprise Management Associates (EMA) in the analyst firm’s “EMA Radar for Hosted Message Security Services” report[2].

•	Leading Product Champion in Info-Tech Research Group’s “Vendor Landscape Data Loss Prevention” report[3].

•

Best Web Support site in the annual Association of Support Professionals (ASP) “Ten Best Web Support Sites” competition. This prestigious international award recognizes excellence in e-support and service.

•

Websense Security Labs discovered more than 1.5 million URLs were infected with the LizaMoon malicious application; a 300 percent increase in hosted crimeware in Canada; and a hacked website belonging to Sohaib Athar (the Twitter witness to the raid on Osama bin Laden’s compound).

•	Released the TRITON Security Gateway and Email Security Gateway solutions for general availability.

•	Announced ACEInsight.com, a free service capability of the Websense TRITON solution. This new site provides instant website safety data.

Future Outlook

Websense provides guidance on anticipated financial performance for the year based on an assessment of the current business environment, historical seasonal business trends, and prevailing exchange rates between the U.S. dollar and other major currencies. Annual guidance is updated each quarter with the release of quarterly results.

In providing guidance, the company emphasizes that all forward-looking statements are based on current expectations, including average contract duration between 23 and 24 months and prevailing currency exchange rates of $1.45 for the Euro and $1.61 for the Pound Sterling. The company disclaims any obligation to update the statements as circumstances change.

2011 Outlook (as of 07/26/11)
Net billings	$357 – $374 million
Net billings to end-user customers	$354 – $371 million
OEM billings	Approximately $3 million
Appliance billings	6-7% of total net billings
GAAP revenues	$358 – $368 million
Non-GAAP gross margin	Approximately 84.5%
Non-GAAP operating expenses	Increase 9-10% y/y
Non-GAAP earnings per diluted share	$1.50 – $1.60
Estimated non-GAAP effective tax rate	Approximately 19%
Average diluted shares outstanding	40 – 41 million
Cash flow from operations	$80 – $90 million
Capital expenditures	Approximately $10 million

Management further indicates:

•	Sequential growth in billings is expected to follow historical seasonal patterns for the remainder of the year.

•	Operating expenses (excluding cost of goods sold) are expected decline sequentially in the third quarter of 2011 compared with the second quarter of 2011.

•

Deferred revenue from appliance billings of $13.9 million (as of June 30, 2011) will continue to be recognized ratably according to the original subscription terms. $2.6 million of deferred appliance revenue will be recognized in the third quarter of 2011 and $2.1 million will be recognized in the fourth quarter.

•	Growth in operating cash flow is expected to reach the mid-teens in 2012.

2011 Policy Changes

The company’s first half results and future outlook reflect the following changes in policy and accounting standards, effective January 1, 2011:

•	Adoption of ASU 2009-13, Revenue Arrangements with Multiple Deliverables and ASU 2009-14, Certain Revenue Arrangements that Contain Software Elements

Websense was required to implement new revenue recognition rules under which revenue for sales of appliances and the related costs are recognized when sold and all other revenue recognition criteria are met. In general, this means Websense is no longer amortizing the revenue and costs for appliance sales booked in 2011 over the software subscription period. Adoption of the new rules did not change recognition of subscription software revenue or how billings are reported. The adoption of these rules, compared with the previous method of ratable appliance revenue recognition, could increase the variability in revenue and net income in any given quarter. The range of expected annual appliance billings provided for 2011 reflects this variability between quarterly reporting periods.

The new rules were not adopted retroactively and approximately $20 million in deferred revenue and approximately $9 million in deferred costs associated with pre-2011 appliance sales will be recognized ratably over the remaining subscription terms. For 2011, revenues, GAAP net income and non-GAAP net income are expected to include approximately $11.4 million in revenues (of which $6.7 million was recognized in the first half of 2011) and $5.1 million in costs (of which $3.0 million was recognized in the first half of 2011) associated with pre-2011 appliance sales, as well as revenues and costs associated with 2011 appliance billings. 2011 guidance ranges for billings and revenues assume that 2011 appliance billings will total six to seven percent of total 2011 net billings and will be recognized as revenues immediately. Based on the total net billings guidance range and recognition of $11.4 million in appliance revenues from pre-2011 appliance sales, appliances are expected to account for between 9 and 10 percent of total 2011 revenues. Accelerated recognition of appliance revenues and costs is expected to add approximately 14 cents to 2011 non-GAAP earnings per diluted share.

•	International Distribution Restructuring

Effective January 1, 2011, the company restructured its international distribution operations to reduce the complexity and compliance risks associated with its global distribution activities. The new structure also was expected to reduce the company’s estimated long-term non-GAAP effective tax rate by approximately six percentage points. The resulting decrease in the estimated non-GAAP effective tax rate for 2011 was expected to increase the company’s non-GAAP earnings per diluted share by approximately 12 cents, compared with 2010.

•

Change in Policy Used to Determine the Estimated Non-GAAP Effective Tax Rate Beginning with the first quarter of 2011, the company’s estimated non-GAAP tax rate will reflect estimated tax benefits from the company’s equity-based compensation plan and other tax deductible amortization. These benefits have the effect of reducing the company’s cash tax obligations and by including the estimated tax benefits in the determination of the estimated non-GAAP effective tax rate, the company’s estimated non-GAAP tax provision is expected to more closely reflect the company’s cash tax obligations over time. The company will continue to exclude share-based compensation expense and amortization from operating expenses when reporting its non-GAAP net income and non-GAAP earnings per fully diluted shares.

This policy change was expected to reduce the 2011 estimated non-GAAP effective tax rate by about six percentage points and increase non-GAAP earnings per diluted share by approximately 11 cents, compared with 2010.

Conference Call Details

Management will host a conference call and simultaneous webcast to discuss the financial results and outlook today, July 26, at 2 p.m. Pacific Daylight Time. To participate in the conference call, investors should dial 866-757-5630 (domestic) or 707-287-9356 (international) 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors. An archive of the webcast will be available on the company’s website through September 30, 2011, and a recorded replay of the call will be available for one week at 800-642-1687 or 706-645-9291, pass code 79698432.

Non-GAAP Financial Measures

This news release provides financial measures for the second quarter and first half of 2010, including measures for revenues, gross profit, income from operations, provision for income taxes, net income and earnings per diluted share, that include revenues from SurfControl that would have been recognized during the second quarter and first half of 2010 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. In 2011, these adjustments are no longer significant, and revenues for the second quarter and first half of 2011 do not include an adjustment for revenues for SurfControl. In addition, non-GAAP operating results for the second quarter and first half of 2011 and 2010 exclude certain non-cash expenses relating to the company’s acquisitions, primarily including amortization of intangible assets and deferred financing fees, as well as share-based compensation expense.

The company’s estimated non-GAAP effective tax rate is calculated by dividing the company’s estimated non-GAAP tax expense by its non-GAAP taxable income. The company’s estimated non-GAAP taxable income is determined by adjusting its GAAP taxable income for its non-GAAP adjustments on a country-by-country basis. The company determines its estimated non-GAAP tax expense by adding together the estimated non-GAAP tax expense for each country based on each country’s applicable tax rate. For the second quarter and first half of 2011, the company’s estimated non-GAAP effective tax rate includes the effect of the estimated tax benefits the company receives from equity-based compensation programs and tax deductible amortization. The company’s estimated non-GAAP effective tax rate for 2010 excludes these tax effects as this was the manner in which the company originally reported its 2010 estimated non-GAAP effective tax rate and non-GAAP net income. As described above, guidance for 2011 and future periods includes the related estimated tax effects on the company’s estimated non-GAAP effective tax rate, and therefore the company’s non-GAAP net income.

Based on the foregoing, the company’s presentation of non-GAAP revenues, gross profit, operating expenses, income from operations, provision for income taxes, net income, and earnings per diluted share are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends, and prospects and to compare current operating results with historic operating results. Reconciliations of the GAAP and non-GAAP financial measures for the second quarter and first half of 2011 and 2010, as well as a more detailed explanation of each non-GAAP financial measure and its uses, are provided at the end of this news release.

This news release also includes financial measures for net billings, net end-user billings, net billings by product and net international billings for the second quarter of 2011, net billings outlook for 2011, and other billings-related measures that are not numerical measures that can be calculated in accordance with GAAP. Websense provides these measurements in reporting financial performance because these measurements provide a consistent basis for understanding the company’s sales activities in the current period. The company believes these measurements are useful to investors because the GAAP measurements of revenues and deferred revenue in the current period include subscription contracts commenced in prior periods. The roll forward of deferred revenue (which includes net billings and revenues) for the second quarter of 2011 is set forth at the end of this news release.

[1]	Gartner, Inc., “Magic Quadrant for Secure Web Gateway” by Lawrence Orans and Peter Firstbrook, May 25, 2011
[2]	Enterprise Management Associates, “EMA Radar for Hosted Message Security (HMS) Services: Q2 2011”, June 2011
[3]	Info-Tech Research Group, “Vendor Landscape: Data Loss Prevention”, May 2011

About the Magic Quadrant

The Magic Quadrant is copyrighted 2011 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner’s analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the “Leaders” quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in unified Web security, email security, and data loss prevention (DLP) solutions, delivers the best content security for modern threats at the lowest total cost of ownership to tens of thousands of enterprise, mid-market and small organizations around the world. Distributed through a global network of channel partners and delivered as software, appliance and Security-as-a-Service (SaaS), Websense content security solutions help organizations leverage Web 2.0 and cloud communication, collaboration, and social media while protecting from advanced persistent threats, preventing the loss of confidential information and enforcing Internet use and security policies. Websense is headquartered in San Diego, California with offices around the world. For more information, visit www.websense.com.

Follow Websense on Twitter: www.twitter.com/websense

Join the discussion on Facebook: www.facebook.com/websense

# # #

This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including financial estimates, the statements of Gene Hodges, statements about our sales execution and competitive position, billings, revenues and growth trends, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, the risks of ongoing compliance with the covenants in the company’s credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Software and service	$80,950	$79,301	$161,254	$157,236
Appliance	9,755	2,569	18,085	4,404

Total revenues	90,705	81,870	179,339	161,640
Cost of revenues:
Software and service	10,333	11,395	20,759	22,475
Appliance	4,759	1,565	8,996	2,636

Total cost of revenues	15,092	12,960	29,755	25,111

Gross profit	75,613	68,910	149,584	136,529
Operating expenses:
Selling and marketing	41,986	38,957	82,840	79,706
Research and development	14,311	13,646	28,472	27,771
General and administrative	9,789	9,241	20,953	18,317

Total operating expenses	66,086	61,844	132,265	125,794

Income from operations	9,527	7,066	17,319	10,735
Interest expense	(366)	(898)	(793)	(2,043)
Other (expense) income, net	(139)	(146)	1,326	(890)

Income before income taxes	9,022	6,022	17,852	7,802
Provision for income taxes	4,642	2,902	5,351	3,847

Net income	$4,380	$3,120	$12,501	$3,955

Basic net income per share	$0.11	$0.07	$0.31	$0.09

Diluted net income per share	$0.11	$0.07	$0.30	$0.09

Weighted average shares - basic	40,146	42,861	40,337	43,036

Weighted average shares - diluted	41,480	43,932	41,522	44,081

Financial Data:
Total deferred revenue	$377,539	$376,806	$377,539	$376,806

Websense, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$76,183	$77,390
Cash and cash equivalents - restricted	—	256
Accounts receivable, net	61,093	82,182
Income tax receivable/prepaid income tax	151	2,760
Current portion of deferred income taxes	36,783	36,191
Other current assets	14,580	14,708

Total current assets	188,790	213,487
Cash and cash equivalents - restricted, less current portion	684	434
Property and equipment, net	17,780	16,944
Intangible assets, net	34,240	41,078
Goodwill	372,445	372,445
Deferred income taxes, less current portion	7,365	6,352
Deposits and other assets	11,406	11,203

Total assets	$632,710	$661,943

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,796	$6,858
Accrued compensation and related benefits	21,204	22,168
Other accrued expenses	18,496	18,704
Current portion of income taxes payable	3,571	549
Current portion of deferred tax liability	803	367
Current portion of deferred revenue	243,034	251,890

Total current liabilities	294,904	300,536
Other long term liabilities	1,508	2,388
Income taxes payable, less current portion	16,878	16,065
Secured loan	63,000	67,000
Deferred tax liability, less current portion	4,419	1,877
Deferred revenue, less current portion	134,505	142,414

Total liabilities	515,214	530,280
Stockholders’ equity:
Common stock	561	548
Additional paid-in capital	400,517	373,229
Treasury stock, at cost	(334,140)	(282,570)
Retained earnings	53,754	41,253
Accumulated other comprehensive loss	(3,196)	(797)

Total stockholders’ equity	117,496	131,663

Total liabilities and stockholders’ equity	$632,710	$661,943

Websense, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Six Months Ended June 30,
	2011	2010
Operating activities:
Net income	$12,501	$3,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,069	18,662
Share-based compensation	10,154	12,713
Deferred income taxes	20	(2,908)
Unrealized gain on foreign exchange	(148)	(553)
Excess tax benefit from share-based compensation	(1,640)	(933)
Changes in operating assets and liabilities:
Accounts receivable	20,641	22,054
Other assets	(413)	(3,497)
Accounts payable	332	3,128
Accrued compensation and related benefits	(1,822)	(2,922)
Other liabilities	(2,380)	(2,435)
Deferred revenue	(16,776)	(3,305)
Income taxes payable and receivable/prepaid	7,026	4,910

Net cash provided by operating activities	40,564	48,869

Investing activities:
Change in restricted cash and cash equivalents	35	(196)
Purchase of property and equipment	(4,710)	(3,868)
Purchase of intangible assets	(275)	—

Net cash used in investing activities	(4,950)	(4,064)

Financing activities:
Proceeds from secured loan	56,000	—
Principal payments on secured loan	(60,000)	(17,000)
Principal payments on capital lease obligation	(569)	(532)
Proceeds from exercise of stock options	12,540	11,075
Proceeds from issuance of common stock for stock purchase plan	3,446	3,131
Excess tax benefit from share-based compensation	1,640	933
Tax payments related to restricted stock unit issuances	(1,568)	(1,702)
Purchase of treasury stock	(48,940)	(39,996)

Net cash used in financing activities	(37,451)	(44,091)

Effect of exchange rate changes on cash and cash equivalents	630	(1,357)
Decrease in cash and cash equivalents	(1,207)	(643)
Cash and cash equivalents at beginning of period	77,390	82,862

Cash and cash equivalents at end of period	$76,183	$82,219

Income taxes paid, net of refunds	$1,694	$2,501

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
GAAP Revenues	$90,705	$81,870	$179,339	$161,640
Deferred revenue related to SurfControl acquisition (1)	—	1,376	—	3,423

Non-GAAP Revenues	$90,705	$83,246	$179,339	$165,063

GAAP Gross profit	$75,613	$68,910	$149,584	$136,529
Deferred revenue related to SurfControl acquisition (1)	—	1,376	—	3,423
Amortization of acquired technology (3)	646	2,124	1,291	4,249
Share-based compensation (2)	268	364	553	696

Gross profit adjustment	914	3,864	1,844	8,368

Non-GAAP Gross profit	$76,527	$72,774	$151,428	$144,897

GAAP Operating expenses	$66,086	$61,844	$132,265	$125,794
Amortization of other intangible assets (3)	(3,160)	(4,381)	(6,320)	(8,761)
Share-based compensation (2)	(4,381)	(5,765)	(9,601)	(12,017)

Operating expense adjustment	(7,541)	(10,146)	(15,921)	(20,778)

Non-GAAP Operating expenses	$58,545	$51,698	$116,344	$105,016

GAAP Income from operations	$9,527	$7,066	$17,319	$10,735
Gross profit adjustment	914	3,864	1,844	8,368
Operating expense adjustment	7,541	10,146	15,921	20,778

Non-GAAP Income from operations	$17,982	$21,076	$35,084	$39,881

GAAP Provision for income taxes	$4,642	$2,902	$5,351	$3,847
Amortization of acquired intangible and other assets (4)	401	Not available	851	Not available
Benefit for share-based compensation (5)	(374)	Not available	259	Not available
Items relating to our global distribution restructuring (6)	(1,519)	Not available	329	Not available

Provision for income taxes adjustment	(1,492)	3,608	1,439	8,272

Non-GAAP Provision for income taxes (7)	$3,150	$6,510	$6,790	$12,119

GAAP Net income	$4,380	$3,120	$12,501	$3,955
Gross profit adjustment	914	3,864	1,844	8,368
Operating expense adjustment	7,541	10,146	15,921	20,778
Amortization of deferred financing fees (8)	59	167	119	455
Provision for income tax adjustment	1,492	(3,608)	(1,439)	(8,272)

Non-GAAP Net income	$14,386	$13,689	$28,946	$25,284

GAAP Net income per share	$0.11	$0.07	$0.30	$0.09
Non-GAAP adjustments as described above per share, net of tax (1-8)	0.24	0.24	0.40	0.48

Non-GAAP Net income per share	$0.35	$0.31	$0.70	$0.57

The non-GAAP financial measures included in the tables above are non-GAAP revenues, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP provision for income taxes, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: acquisition related adjustments, share-based compensation expense, amortization of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.

(1) Deferred revenue related to SurfControl. We completed our acquisition of SurfControl in October 2007. At the time of the acquisition, SurfControl had recorded deferred revenue related to subscriptions commenced in the past for which revenue would be recognized in future periods (during the term of the subscriptions) as revenue recognition criteria are satisfied. The purchase accounting rules required us to write down a significant portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenues associated with the SurfControl deferred revenue that would have been recognized during the relevant accounting period that was excluded as a result of these purchase accounting adjustments, as we believe this provides information about the impact on operations of the acquired business in a manner consistent with the revenue recognition for our pre-existing services. We further believe that the inclusion of non-GAAP revenues enables investors to better understand the impact of the acquisition on the baseline revenues of the combined company and provides useful information to investors on revenue trends impacting the combined business. As of December 31, 2010, we removed the remaining balance of the deferred revenue related to SurfControl acquisition as it was no longer significant nor meaningful as the acquisition of SurfControl occurred in 2007.

(2) Share-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

(3) Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trade-marks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre- and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4) Amortization of acquired intangibles and other assets. These amounts relate to the tax effect on amortization of acquired intangible assets and deferred financing fees. The amortization is excluded from our non-GAAP pre-tax earnings which results in an increase to our Non-GAAP tax provision. These items have no net impact on our GAAP tax provision primarily because deferred tax liabilities were established for the tax effect of the amortization of the acquired intangibles on the purchase date.

(5) Benefit for share-based compensation. These amounts represent the tax benefit from the estimated tax deductions for share-based compensation (e.g., stock option exercises, restricted stock releases and employee stock purchase plan issuances) of $2.0 million and $3.9 million for Q2 and year-to-date Q2 2011, respectively, less the estimated increase in income tax expense from excluding the GAAP share-based compensation expense of $1.7 million and $4.1 million for Q2 and year-to-date Q2 2011, respectively, from our pre-tax non-GAAP earnings

(6) Items related to our global distribution restructuring. These items relate to our global distribution restructuring which was completed in the first quarter of 2011. The amount for Q2 2011 relates primarily to a $1.5 million reduction in non-GAAP tax expense as a result of excluding certain intangible property buy-in amounts from our pre-tax non-GAAP earnings, offset by other small discrete items that were recorded in Q2. The amount for year-to-date Q2 2011 relates primarily to a $2.8 million reduction in non-GAAP tax expense as a result of excluding the intangible buy-in amounts mentioned above from pre-tax non-GAAP earnings, offset by the exclusion of approximately $3.1 million of Q1 2011 discrete tax benefits from our non-GAAP tax expense. Approximately $3.0 million of the Q1 discrete tax benefit relates to the tax effect of the transfer of customer relationship intangible assets and the related deferred tax liabilities from a higher tax rate jurisdiction to a lower tax rate jurisdiction in the first quarter of 2011. The tax effect from the transfer of the customer relationship intangible assets was reflected in the first quarter of 2011 upon the completion of our global distribution restructuring and is not expected to recur.

(7) The company’s annual non-GAAP effective tax rate is calculated by dividing the company’s estimated annual non-GAAP tax expense by its estimated annual non-GAAP taxable income. The company’s estimated non-GAAP taxable income is determined by adjusting its estimated GAAP taxable income for its non-GAAP adjustments on a country-by-country basis. The company determines its annual estimated non-GAAP tax expense by adding together the estimated non-GAAP tax expense for each country based on each country’s applicable tax rate. The company determines its interim non-GAAP effective tax expense in accordance with the general principles of ASC 740, Accounting for Income Taxes.

(8) Amortization of deferred financing fees. This is a non-cash charge that is disregarded by the Company’s management when evaluating our ongoing performance and/or predicting our earnings trends, and excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.

Websense, Inc.

Rollforward of Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance at March 31, 2011	$382,334
Net billings during second quarter 2011	85,903
Less revenue recognized during second quarter 2011	(90,705)
Translation adjustment	7

Deferred revenue balance at June 30, 2011	$377,539